EXHIBIT 99.1

PHILLIPS-VAN HEUSEN CORPORATION

200 MADISON AVENUE

NEW YORK, N.Y. 10016

FOR IMMEDIATE RELEASE:

March 11, 2010

Contact:

Michael Shaffer

Executive Vice President and Chief Financial Officer

(212) 381-3523

www.pvh.com

PHILLIPS-VAN HEUSEN REAFFIRMS GUIDANCE

 FOR FOURTH QUARTER AND FULL YEAR 2009 AND FULL YEAR 2010

New York, New York – Phillips-Van Heusen Corporation [NYSE: PVH], in advance of the attendance by Company management on March 11, 2010 at the Bank of America Merrill Lynch 2010 Consumer Conference, today announced that it is reaffirming its estimates provided on February 17, 2010 for earnings and revenue for both the fourth quarter and full year 2009 and cash flow for the full year 2009 and its initial guidance for 2010.

Details on Accessing Live Webcast and Replay:

The Company’s presentation at Bank of America Merrill Lynch 2010 Consumer Conference will take place on Thursday, March 11, 2010 at 9:40 AM EST. The live webcast (audio-only) and a replay, which will be available beginning one hour after the conference, may be accessed by logging onto www.pvh.com and going to the News Releases page under the Investor Relations tab.

Excerpts from the text of the Company’s press release issued on February 17, 2010 follow:

Non-GAAP Amounts

The discussions in this release that refer to non-GAAP amounts exclude the items which are described in this release under the heading “Non-GAAP Exclusions.” Reconciliations of GAAP to non-GAAP amounts are presented in the tables later in this release and identify and quantify all excluded items.

Fourth Quarter 2009

For the fourth quarter of 2009, the Company estimates non-GAAP earnings per share will be $0.59.  This compares to non-GAAP earnings per share in the prior year’s fourth quarter of $0.30.  GAAP earnings per share in the fourth quarter of 2009 is estimated to be $0.48 compared to a GAAP loss per share of $(0.74) in the prior year’s fourth quarter.

Total revenue for the fourth quarter is estimated to be $612 million, an increase of 9% from prior year fourth quarter revenue of $561 million, on a non-GAAP basis, and an increase of 6% from revenue of $578 million, on a GAAP basis.

The Company’s guidance reflects a very strong end to the fourth quarter across all components of its business. The Company’s outlet retail delivered fourth quarter 2009 comparable store sales of positive 11%.  The global growth momentum of the Calvin Klein brand also continued, with an increase in royalty revenue of approximately 20% for the fourth quarter as compared to the prior year period, attributable to strong performances in jeans, underwear, fragrance, women’s sportswear, dresses and outerwear.

Full Year 2009

Non-GAAP earnings per share for the full year 2009 is estimated to be $2.80 versus year-ago non-GAAP earnings per share of $2.95. GAAP earnings per share is estimated to be $3.05 for the full year 2009, compared to GAAP earnings per share of $1.76 in the prior year.

Total revenue for the full year 2009 is estimated to be flat to the prior year non-GAAP amount of $2.40 billion, and compares to GAAP revenue of $2.49 billion in the prior year.

Cash flow for the full year 2009 is estimated to be approximately $150 million compared to cash flow of $58 million in the prior year.  As a result, the Company estimates that it will end 2009 with cash of approximately $480 million.

Full Year 2010

Following a very strong close to 2009, total revenue in 2010 is projected to increase 3% to 4% versus 2009, with earnings per share projected in the range of $3.20 to $3.25, an increase of 14% to 16% over 2009 on a non-GAAP basis.  On a GAAP basis, 2010 earnings per share is projected to be 5% to 7% above 2009.

Non-GAAP Exclusions:

The discussions in this release that refer to non-GAAP amounts exclude the following:

•

Costs incurred in connection with the Company’s restructuring initiatives announced in the fourth quarter of 2008, including the shutdown of the Company’s domestic production of machine-made neckwear, a realignment of the Company’s global sourcing organization, reductions in warehousing capacity, lease termination fees for retail stores and other initiatives to reduce corporate and administrative expenses.  Such costs associated with these initiatives are as follows:

o

Estimated pre-tax costs of approximately $26.2 million in 2009, $17.2 million of which was incurred in the first three quarters of 2009 and approximately $9 million of which is expected to be incurred in the fourth quarter of 2009.

o

Pre-tax costs of $17.8 million that were incurred in the fourth quarter of 2008.  In addition, pre-tax non-cash fixed asset impairment charges of $63.8 million were recorded in the fourth quarter of 2008 that principally related to approximately 200 of the Company’s retail stores.

•

The 2008 operating results and exit costs associated with the Company’s Geoffrey Beene outlet retail division, which was closed during 2008.  The net pre-tax costs related to the operating results and exit costs associated with the Company’s Geoffrey Beene outlet retail division were $17.7 million in 2008, of which $3.5 million related to the fourth quarter of 2008.  Revenue related to the Geoffrey Beene outlet retail division was $94.9 million for the full year 2008 and $16.5 million for the fourth quarter of 2008.

•

The tax benefit of the above pre-tax costs, and a net tax benefit of approximately $30 million that was recorded primarily in the third quarter of 2009, related principally to the lapse of the statute of limitations with respect to certain previously unrecognized tax positions.

Please see reconciliations of GAAP to non-GAAP amounts later in this release.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Forward-looking statements made in this press release, including, without limitation, statements relating to the Company’s future revenue, earnings and cash flows, plans, strategies, objectives, expectations and intentions, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that such forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy, and some of which might not be anticipated, including, without limitation, the following: (i) the Company’s plans, strategies, objectives, expectations and intentions are subject to change at any time at the discretion of the Company; (ii) the levels of sales of the Company’s apparel, footwear and related products, both to its wholesale customers and in its retail stores, the levels of sales of the Company’s licensees at wholesale and retail, and the extent of discounts and promotional pricing in which the Company and its licensees and other business partners are required to engage, all of which can be affected by weather conditions, changes in the economy, fuel prices, reductions in travel, fashion trends, consolidations, repositionings and bankruptcies in the retail industries, repositionings of brands by the Company’s licensors and other factors;  (iii) the Company’s plans and results of operations will be affected by the Company’s ability to manage its growth and inventory, including the Company’s ability to continue to develop and grow the Calvin Klein businesses in terms of revenue and profitability; (iv) the Company’s operations and results could be affected by quota restrictions and the imposition of safeguard controls (which, among other things, could limit the Company’s ability to produce products in cost-effective countries that have the labor and technical expertise needed), the availability and cost of raw materials, the Company’s ability to adjust timely to changes in trade regulations and the migration and development of manufacturers (which can affect where the Company’s products can best be produced), and civil conflict, war or terrorist acts, the threat of any of the foregoing, or political and labor instability in any of the countries where the Company’s or its licensees’ or other business partners’ products are sold, produced or are planned to be sold or produced; (v) disease epidemics and health related concerns, which could result in closed factories, reduced workforces, scarcity of raw materials and scrutiny or embargoing of goods produced in infected areas, as well as reduced consumer traffic and purchasing, as consumers limit or cease shopping in order to avoid exposure or become ill; (vi) acquisitions and issues arising with acquisitions and proposed transactions, including without limitation, the ability to integrate an acquired entity into the Company with no substantial adverse affect on the acquired entity’s or the Company’s existing operations, employee relationships, vendor relationships, customer relationships or financial performance; (vii) the failure of the Company’s licensees to market successfully licensed products or to preserve the value of the Company’s brands, or their misuse of the Company’s brands and (viii) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

This press release includes certain non-GAAP financial measures, as defined under SEC rules.  A reconciliation of these measures is included in the financial information later in this release, as well as in the Company’s Current Report on Form 8-K furnished to the SEC in connection with this release, which is available on the Company’s website at www.pvh.com and on the SEC’s website at www.sec.gov.

The Company does not undertake any obligation to update publicly any forward-looking statement, including, without limitation, any estimate regarding revenue, earnings or cash flows, whether as a result of the receipt of new information, future events or otherwise.

PHILLIPS-VAN HEUSEN CORPORATION

Reconciliations of GAAP to Non-GAAP Amounts

The Company believes presenting its (1) estimated 2009 results excluding (x) the costs incurred in connection with its restructuring initiatives announced in the fourth quarter of 2008; and (y) the net tax benefit related principally to the lapse of the statute of limitations with respect to certain previously unrecognized tax positions, and (2) 2008 results excluding (x) the costs incurred in connection with its restructuring initiatives announced in the fourth quarter of 2008; (y) fixed asset impairment charges for approximately 200 of the Company’s retail stores; and (z) the operating results and exit costs associated with the Company’s Geoffrey Beene outlet retail division, both of which are on a non-GAAP basis, provides useful additional information to investors. The Company believes that the exclusion of such amounts facilitates comparing current results against past and future results by eliminating amounts that it believes are not comparable between periods, thereby permitting management to evaluate performance and investors to make decisions based on the ongoing operations of the Company. The Company believes that investors often look at ongoing operations of an enterprise as a measure of assessing performance. The Company has provided the reconciliations set forth below to present its earnings per share on a GAAP basis and excluding these amounts. The Company uses its results excluding these amounts to evaluate its operating performance and to discuss its business with investment institutions, the Company’s Board of Directors and others. The Company’s earnings per share amounts excluding the costs associated with its restructuring initiatives, the fixed asset impairment charges for approximately 200 of the Company’s retail stores and the operating results and exit costs associated with the Company’s Geoffrey Beene outlet retail division are also the basis for certain incentive compensation calculations.  Additionally, the Company believes presenting its 2009 revenue change from 2008 excluding the revenue of its Geoffrey Beene outlet retail division, which is on a non-GAAP basis, provides useful additional information to investors by eliminating amounts that it believes are not comparable between periods due to the closure of the Geoffrey Beene outlet retail division.  Taxes are estimated on the Company’s taxable restructuring and other costs at the Company’s normalized tax rate before discrete items.

Fourth Quarter Earnings Per Share	2008	2009
	Actual	(Estimated)

GAAP (loss) earnings per share	($0.74)	$0.48

Per share impact of (i) restructuring initiatives; (ii) fixed asset impairment charges for approximately 200 of the Company’s retail stores; and (iii) the operating results and exit costs associated with the Company’s Geoffrey Beene outlet retail division (total pre-tax charges of $85.1 million, or $53.6 million after taxes of $31.5 million)	$1.04

Estimated per share impact of restructuring initiatives (pre-tax charges of $9 million, or $5.6 million after taxes of $3.4 million)		$0.11

Earnings per share excluding the impact of above items	$0.30	$0.59

Full Year Earnings Per Share	2008	2009	2010	%
	Actual	(Estimated)	(Estimated)	Change

GAAP earnings per share	$1.76	$3.05	$3.20 - $3.25	5% - 7%

Per share impact of (i) restructuring initiatives; (ii) fixed asset impairment charges for approximately 200 of the Company’s retail stores; and (iii) the operating results and exit costs associated with the Company’s Geoffrey Beene outlet retail division (total pre-tax charges of $99.3 million, or $62.5 million after taxes of $36.8 million)	$1.19

Estimated per share impact of (i) restructuring initiatives (pre-tax charges of $26.2 million, or $16.4 million after taxes of $9.8 million); and (ii) the net tax benefit of $29.6 million related principally to the lapse of the statute of limitations with respect to certain previously unrecognized tax positions (total net income of $13.2 million after-tax)		$(0.25)

Earnings per share excluding the impact of above items	$2.95	$2.80	$3.20 - $3.25	14% - 16%

PHILLIPS-VAN HEUSEN CORPORATION

Reconciliations of GAAP to Non-GAAP Amounts (Continued)

Revenue	Fourth Quarter			Full Year
(dollar amounts in millions)	2008	2009	%	2008
	Actual	(Estimated)	Change	Actual

GAAP revenue	$577.8	$612.0	6%	$2,491.9

Geoffrey Beene outlet retail division revenue	$16.5			$94.9

Revenue excluding Geoffrey Beene outlet retail division	$561.3	$612.0	9%	$2,397.1